EXHIBIT 99.1

FOR IMMEDIATE RELEASE Contact: Fred Zinn, President and CEO Phone: (914) 428-9098 Fax: (914) 428-4581 E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2011 FIRST QUARTER RESULTS

White Plains, New York – May 2, 2011 – Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RV) and manufactured homes, today reported net income for the first quarter ended March 31, 2011 of $9.4 million ($0.42 per diluted share), a 28 percent increase over net income of $7.3 million ($0.33 per diluted share) reported in the first quarter of 2010.

Net sales in the 2011 first quarter increased 15 percent to $169 million, from $146 million in the first quarter of 2010, due to increases in industry-wide shipments of travel trailer and fifth-wheel RVs, as well as continuing increases in Drew’s average product content in these types of RVs. Components for travel trailer and fifth-wheel RVs comprised 81 percent of the Company’s consolidated net sales in the first quarter of 2011, while manufactured housing components accounted for 12 percent, and the balance consisted of motorhome components and other products.

“Over the last 10 years, our average product content in new travel trailer and fifth-wheel RVs has more than tripled due to market share gains, acquisitions and new product introductions, and this growth continued into 2011,” said Fred Zinn, Drew’s President and CEO. “For the three months ended March 31, 2011, our average product content in these types of RVs was 6 percent higher than in the same period in 2010, which helped boost our profit growth in the quarter. Further, our sales remained strong in April 2011, reaching approximately $60 million, about 6 percent above April 2010 sales, despite having one less shipping day this year than the prior year.”

“With every new product or product enhancement, our goal is to add value for our customers and for the RV user,” said Jason Lippert, CEO of Drew’s subsidiaries, Lippert Components and Kinro. “If we do it right, momentum builds over time, and these products become ‘standard’ on a wide range of RVs. We are very encouraged by our recent market share gains in the products we’ve introduced or enhanced during the past few years, such as RV entry doors, our new in-wall slide-out mechanism, furniture and mattresses, leveling systems, and electric jacks and stabilizers.”

On January 28, 2011, Drew acquired Home-Style, the leading manufacturer of RV furniture and mattresses in the growing Northwest RV market. “During 2011, the acquisition of Home-Style should add about $60 to our average product content in towable RVs,” added Jason Lippert. “Further, we expect the acquisition to be accretive to earnings this year, as we build on the experience and purchasing power we’ve gained in that product line since our acquisition of Seating Technology in 2008. With our debt-free balance sheet and significant credit availability, we have the capability to continue to invest in profitable growth opportunities.”

Drew’s net sales in the first quarter of 2011 were also aided by a 10 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, compared to the first quarter of 2010. The impact on Drew of this increase in wholesale RV shipments was partially offset by an estimated 14 percent decline in industry-wide wholesale shipments of manufactured homes.

“The long-term health of the RV industry depends on consumer demand for RVs,” added Zinn. “And retail sales of travel trailer and fifth-wheel RVs have been up year-over-year for 12 consecutive months through February 2011, the last month for which retail data is available. In anticipation of a strong spring and summer selling season, RV dealers across the U.S. and Canada added an aggregate of about 23,000 travel trailer and fifth-wheel RVs to their inventories between December 2010 and February 2011, somewhat more than the 20,000 units added during the same period a year earlier. Therefore, strength in retail sales of RVs during the spring and summer selling season is key to maintaining high production levels, and we are encouraged by recent reports of industry analysts which cite continued strength in retail sales, as well as improving credit conditions.”

While industry-wide production of RVs has increased, production in the manufactured housing industry has declined, partly due to continued weakness in the housing market and difficult credit conditions. “Despite adverse conditions in the manufactured housing industry, Drew has remained profitable in this segment by carefully controlling overhead costs, improving production efficiencies, expanding our product line, and gaining market share for after-market replacement products,” said Scott Mereness, President of Lippert Components and Kinro. “We continue to see opportunity for growth in the manufactured housing industry over the next few years, as the real estate market begins to recover.”

“We are delighted that Drew’s sales and profits in the first quarter of 2011 were nearly back to the pre-recession results we reached in the first quarter of 2007, and our balance sheet is even stronger than it was then,” said Zinn. “Our pay-for-performance compensation plans incentivize management to focus on producing bottom-line results by controlling costs, improving operating efficiencies, and increasing our return on invested capital. However, we still face uncertainty due to various conditions beyond our control, such as increases in gas prices. Further, our raw material costs increased sharply since November 2010, adding $2 million to cost of sales in the first quarter of 2011. While the effect of these higher costs on Drew’s second quarter cost of sales will be greater than in the first quarter, we have worked with our customers to significantly reduce the impact of these incremental cost increases through sales price increases and increased market share, and we have implemented new production efficiencies.”

Because of the seasonality of the RV and manufactured housing industries, historically, the Company’s operating results in the first and fourth quarters have been the weakest, while the second and third quarters are traditionally stronger. However, because of fluctuations in RV dealer inventories and volatile raw material costs, seasonal industry trends may be different than in prior years.

Recreational Vehicle (RV) Products Segment
Drew supplies the following components for RVs:
•Towable steel chassis	•Aluminum windows and screens
•Towable axles and suspension solutions	•Chassis components
•Slide-out mechanisms and solutions	•Furniture and mattresses
•Thermoformed bath, kitchen and other products	•Entry and baggage doors
•Toy hauler ramp doors	•Entry steps
•Patio doors	•Other accessories
•Manual, electric and hydraulic stabilizer and lifting systems

To a lesser extent, Drew’s RV Segment also manufactures components for mid-size buses, as well as specialty trailers for hauling boats, personal watercraft, snowmobiles and equipment.

The RV Segment represented 87 percent of the Company’s consolidated net sales in the first quarter of 2011, compared to 85 percent in the 2010 first quarter. In the 2011 first quarter, more than 90 percent of the Company’s RV Segment net sales were components for travel trailer and fifth-wheel RVs, with the balance primarily comprised of components for motorhomes and mid-size buses, as well as specialty trailers.

RV Segment net sales in the first quarter of 2011 reached $146 million, an increase of $22 million, or 18 percent compared to the 2010 first quarter. “Our sales increase was significantly more than the 10 percent increase in industry-wide wholesale shipments, largely because of acquisitions, and market share gains in both our towable RV and motorhome product lines,” said Jason Lippert. The Company’s content per travel trailer and fifth-wheel RV for the 12 months ended March 2011 reached $2,210, compared to $2,168 for the 12 months ended December 2010. “Our new products for motorhomes are also attracting a lot of attention, and we continue to see strong growth opportunities in that market,” added Jason Lippert.

Drew’s RV Segment reported operating profit of $15.3 million in the first quarter of 2011, an increase of 19 percent over the $12.9 million reported in the 2010 first quarter. “The increase in RV Segment operating profit was less than we would typically expect on a $22 million increase in net sales, largely because of higher raw material costs,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “We expect to be successful at substantially reducing the impact of higher raw material costs, as we have over the last several years.”

Manufactured Housing Products Segment
Drew supplies the following components for manufactured homes:
•Vinyl and aluminum windows and screens	•Steel chassis
•Thermoformed bath and kitchen products	•Steel chassis parts
•Steel and fiberglass entry doors	•Axles
•Aluminum and vinyl patio doors

Drew reported first quarter 2011 net sales of $23 million for its Manufactured Housing Segment, a 3 percent increase over the $22 million in net sales reported in the comparable period in 2010, despite the estimated 14 percent decline in industry-wide production of manufactured homes. Drew was able to more than offset the industry-wide decline largely as a result of market share growth, which enabled the Company to increase its content in the average manufactured home produced in the 12 months ended March 2011 to an estimated $1,405, compared to $1,374 for the 12 months ended December 2010. In addition, in the first quarter of 2011, the Company continued to increase its sales of replacement components in the manufactured housing aftermarket to $4.6 million, an increase of 13 percent compared to the 2010 first quarter.

Segment operating profit increased to $2.2 million in the first quarter of 2011, from $1.6 million in the 2010 first quarter, primarily as a result of the increase in net sales, as well as reduced general and administrative costs, partially offset by higher raw material costs.

Balance Sheet and Other Items
“Our cash was nearly $37 million at March 31, 2011, only $7 million less than at the end of 2010, even though we invested $7 million of cash in acquisitions, and an additional $16 million in working capital,” said Giordano. “We are debt free, and have substantial available credit lines and solid cash flow.”

Accounts receivable and inventory at March 31, 2011 both increased approximately 25 percent compared to last March, due largely to higher sales in March 2011 and higher raw material costs. Accounts receivable balances remain current, with only 20 days sales outstanding at March 31, 2011. Inventory turnover for the last 12 months continues to be strong, at 6.4 turns, consistent with the 6.5 turns for the full year 2010, and better than the 6.1 turns for the 12 months ended March 31, 2010.

Goodwill and other intangible assets collectively increased by $2.9 million during the quarter, primarily as a result of the Home-Style acquisition.

Capital expenditures were $3.1 million in the 2011 first quarter. Estimates for the full year 2011 are that capital expenditures will be $21 million to $23 million, including $4 million for the purchase of four new facilities, three of which the Company had previously been leasing. In addition, after completing an extensive analysis of return on investment, the Company has initiated a project to add the capability to extrude aluminum, primarily for internal use. Capital expenditures for this aluminum extrusion project are expected to aggregate $8 million to $9 million. Depreciation and amortization was $4.9 million in the first quarter of 2011, and estimates for the full year 2011 are that depreciation and amortization will be approximately $18 million to $19 million.

Non-cash stock-based compensation was $2.2 million in the first quarter of 2011, and estimates are that stock-based compensation will be approximately $5 million to $6 million for the full year 2011.

Conference Call & Webcast
Drew will provide an online, real-time webcast and rebroadcast of its first quarter 2011 earnings conference call on the Company’s website, www.drewindustries.com on Monday, May 2, 2011 at 11:00 a.m. Eastern time. Individual investors can also listen to the call at www.companyboardroom.com.

Institutional investors can access the call via the password-protected event management site, StreetEvents (www.streetevents.com). A replay of the conference call will be available by telephone by dialing (888) 286-8010 and referencing access code 61768976. A replay will also be available on Drew’s website.

About Drew
Drew, through its wholly-owned subsidiaries, Kinro and Lippert Components, supplies a broad array of components for RVs and manufactured homes, including windows, doors, chassis, chassis parts, bath and shower units, axles, and upholstered furniture. In addition, Drew manufactures slide-out mechanisms for RVs, and trailers primarily for hauling boats. Currently, from 26 factories located throughout the United States, Drew serves most major national manufacturers of RVs and manufactured homes in an efficient and cost-effective manner. Additional information about Drew and its products can be found at www.drewindustries.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s Common Stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses, income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release, and in our subsequent filings with the Securities and Exchange Commission.

There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel and steel-based components, vinyl, aluminum, glass and ABS resin) and other components, availability of credit for financing the retail and wholesale purchase of manufactured homes and recreational vehicles (“RVs”), availability and costs of labor, inventory levels of retail dealers and manufacturers, levels of repossessed manufactured homes and RVs, changes in zoning regulations for manufactured homes, sales declines in the RV or manufactured housing industries, the financial condition of our customers, the financial condition of retail dealers of RVs and manufactured homes, retention and concentration of significant customers, interest rates, oil and gasoline prices, and the outcome of litigation. In addition, international, national and regional economic conditions and consumer confidence affect the retail sale of RVs and manufactured homes.
###

DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Three Months Ended
	March 31,		Last Twelve
(In thousands, except per share amounts)	2011	2010	Months

Net sales	$168,833	$146,217	$595,371
Cost of sales	130,954	112,558	464,981
Gross profit	37,879	33,659	130,390
Selling, general and administrative expenses	22,336	21,375	81,782
Other (income)	-	-	(79)
Operating profit	15,543	12,284	48,687
Interest expense, net	58	82	194
Income before income taxes	15,485	12,202	48,493
Provision for income taxes	6,098	4,874	18,400
Net income	$9,387	$7,328	$30,093

Net income per common share:
Basic	$0.42	$0.33	$1.36
Diluted	$0.42	$0.33	$1.35

Weighted average common shares outstanding:
Basic	22,219	22,102	22,152
Diluted	22,377	22,248	22,298

Depreciation and amortization	$4,890	$3,994	$17,983
Capital expenditures	$3,136	$1,190	$12,094

DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Three Months Ended March 31,
(In thousands)	2011	2010

Net sales:
RV Segment	$146,229	$124,362
MH Segment	22,604	21,855
Total net sales	$168,833	$146,217

Operating profit:
RV Segment	$15,301	$12,883
MH Segment	2,224	1,566
Total segment operating profit	17,525	14,449
Corporate	(2,097)	(1,926)
Other non-segment items	115	(239)
Total operating profit	$15,543	$12,284

DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	March 31,		December 31,
(In thousands, except ratios)	2011	2010	2010

Current assets
Cash and cash equivalents	$36,728	$41,733	$38,880
Short-term investments	-	9,997	4,999
Accounts receivable, trade, less allowances	43,244	34,608	12,890
Inventories	77,612	61,813	69,328
Prepaid expenses and other current assets	16,691	14,439	16,768
Total current assets	174,275	162,590	142,865
Fixed assets, net	81,151	78,962	79,848
Goodwill	8,600	7,673	7,497
Other intangible assets, net	59,250	62,076	57,419
Deferred taxes	15,770	16,532	15,770
Other assets	3,944	2,699	3,382
Total assets	$342,990	$330,532	$306,781

Current liabilities
Accounts payable, trade	$29,209	$19,462	$11,351
Accrued expenses and other current liabilities	38,891	39,517	33,723
Total current liabilities	68,100	58,979	45,074
Other long-term liabilities	19,492	19,083	18,248
Total liabilities	87,592	78,062	63,322
Total stockholders’ equity	255,398	252,470	243,459
Total liabilities and stockholders’ equity	$342,990	$330,532	$306,781

Current ratio	2.6	2.8	3.2
Total indebtedness to stockholders’ equity	-	-	-

DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flows from operating activities:
Net income	$9,387	$7,328
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	4,890	3,994
Gain on disposal of fixed assets and other non-cash items	(109)	(50)
Stock-based compensation expense	1,113	988
Changes in assets and liabilities, net of business acquisitions:
Accounts receivable, net	(30,354)	(22,059)
Inventories	(6,679)	(3,961)
Prepaid expenses and other assets	(262)	(730)
Accounts payable, accrued expenses and other liabilities	25,097	23,152
Net cash flows provided by operating activities	3,083	8,662

Cash flows from investing activities:
Capital expenditures	(3,136)	(1,190)
Acquisitions of businesses	(7,250)	(21,400)
Proceeds from sales of fixed assets	18	266
Purchases of short-term investments	-	(1,999)
Proceeds from maturities of short-term investments	5,000	5,000
Other investing activities	(66)	(10)
Net cash flows used for investing activities	(5,434)	(19,333)

Cash flows from financing activities:
Exercise of stock options and deferred stock units	339	39
Other financing activities	(140)	-
Net cash flows provided by financing activities	199	39

Net decrease in cash	(2,152)	(10,632)
Cash and cash equivalents at beginning of period	38,880	52,365
Cash and cash equivalents at end of period	$36,728	$41,733